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                               December 23, 1997



Avant! Corporation
46871 Bayside Parkway
Fremont, California  94538

     Re:  REGISTRATION STATEMENT ON FORM S-3


Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-3 originally filed by Avant! Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") on December 23, 1997, as thereafter amended or supplemented (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 522,192 shares of the Company's Common Stock of a certain stockholder of the Company (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

          It is our opinion that the Shares are legally and validly issued, fully paid and non-assessable.

          We consent to the use of this opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.

                                       Very truly yours,

                                       /s/ Gunderson Dettmer Stough
                                       Villeneuve Franklin & Hachigian, LLP

                                       GUNDERSON DETTMER STOUGH
                                       VILLENEUVE FRANKLIN & HACHIGIAN, LLP